Supplement dated January 26, 2023
to the Thrivent Church Loan and Income Fund Prospectus and Statement of Additional Information, each dated July 29, 2022
Effective February 1, 2023, Thrivent Church Loan and Income Fund (the “Fund”) will be closed to new investments. Management of the Fund plans to recommend that the Fund be wound down and liquidated in an orderly manner, subject to approval by the Board of Trustees.
Please include this Supplement with your Prospectus and Statement of Additional Information.
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